Exhibit 99.1

FRANKLIN STREET PROPERTIES ANNOUNCES PRICING OF
COMMON STOCK OFFERING

WAKEFIELD, MA — (May 9, 2013) — Franklin Street Properties Corp. (the “Company” or “FSP”) (NYSE MKT: FSP) today announced the pricing of its previously-announced public offering of 15.0 million shares of its common stock at a price of $14.00 per share, for net proceeds of approximately $201.1 million after underwriting discounts and commissions and estimated offering expenses (or approximately $231.3 million if the underwriters’ option to purchase additional shares is exercised in full). FSP has granted the underwriters the option to purchase up to an additional 2.25 million shares of common stock. The offering is expected to close on May 15, 2013.

The Company intends to use the net proceeds of the offering to fund a portion of its acquisition of 999 Peachtree, a Class-A office building in Atlanta, GA, and 1999 Broadway, a Class-A office building in Denver, CO. These properties are currently under contract and the acquisitions are expected to close on or before July 1. This offering is not contingent upon the closing of either acquisition and pending closing of the acquisitions, the Company intends to use the net proceeds from this offering to repay amounts outstanding under its revolving credit facility and/or for general corporate purposes. In the event that either or both acquisitions are not completed, the Company intends to use the net proceeds of this offering to repay amounts outstanding from time to time under its revolving credit facility and/or for general corporate purposes, including funding future acquisitions and investments.

BofA Merrill Lynch, Baird and BMO Capital Markets are acting as joint book-running managers for the offering. PNC Capital Markets LLC, RBS, Capital One Southcoast, Piper Jaffray, TD Securities and BB&T Capital Markets are acting as co-managers for the offering.

This offering will be made pursuant to a prospectus supplement to the Company’s prospectus dated April 27, 2012, filed as part of the Company’s effective shelf registration statement relating to these securities. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the shares described herein or any other securities, nor shall there be any sale of these shares in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or other jurisdiction. The offering may be made only by means of a prospectus supplement and the related prospectus.

A copy of the preliminary prospectus supplement, final prospectus supplement (when available) and the base prospectus relating to the shares can be obtained by contacting the underwriters as follows: BofA Merrill Lynch, 222 Broadway, New York, NY 10038, Attn: Prospectus Department or email at dq.prospectus requests@baml.com; Robert W. Baird & Co. Incorporated, 777 E. Wisconsin Avenue, Milwaukee, WI 53202, Attn: Syndicate Department or by email at syndicate@rwbaird.com; or BMO Capital Markets, 3 Times Square, 28th Floor, New York, NY 10036, Attn: Syndicate Desk or by telephone at (800) 414-3627. You may also obtain these documents by visiting the EDGAR database on the SEC’s web site at www.sec.gov.

About Franklin Street Properties

Franklin Street Properties Corp., based in Wakefield, Massachusetts, is focused on achieving current income and long-term growth through investments in commercial properties. FSP’s property portfolio consists of office properties. FSP is a Maryland corporation that operates in a manner intended to qualify as a real estate investment trust (REIT) for federal income tax purposes.

Forward-Looking Statements

Certain matters discussed in this press release are forward-looking statements within the meaning of the federal securities laws and are subject to uncertainties and risk and actual results may differ materially from projections, including matters related to the commenced public offering and intended use of proceeds. Readers should carefully review the Company’s financial statements and notes thereto, as well as the risk factors described in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and other documents the Company files from time to time with the Securities and Exchange Commission. Such forward-looking statements are based on current expectations and speak as of the date of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.